Filed Pursuant to Rule 424(b)(3)
Registration No. 333-173636

This prospectus supplement relates to an effective registration statement under the Securities Act of 1933, as amended, but it is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 18, 2012

PROSPECTUS SUPPLEMENT

(To Prospectus dated April 21, 2011)

Depositary Shares Each Representing a 1/1,000th Interest

in a Share of Series F Non-Cumulative Perpetual Preferred Stock

U.S. Bancorp is offering              depositary shares each representing a 1/1,000th ownership interest in a share of Series F Non-Cumulative Perpetual Preferred Stock, $1.00 par value, with a liquidation preference of $25,000 per share (equivalent to $25 per depositary share) (the “Series F Preferred Stock”). As a holder of depositary shares, you will be entitled to all proportional rights and preferences of the Series F Preferred Stock (including dividend, voting, redemption and liquidation rights). You must exercise such rights through the depositary.

Dividends on the Series F Preferred Stock, when, as and if declared by our board of directors or a duly authorized committee of the board, will accrue and be payable on the liquidation preference amount, on a non-cumulative basis, quarterly in arrears on the 15th day of January, April, July and October of each year, commencing on April 15, 2012, at a rate per annum equal to                 % from the date of issuance to, but excluding, January 15, 2022, and thereafter at a floating rate per annum equal to three-month LIBOR plus a spread of                 %. If our board of directors or a duly authorized committee of the board has not declared a dividend on the Series F Preferred Stock before the dividend payment date for any dividend period, such dividend shall not be cumulative and shall cease to accrue and be payable, and we will have no obligation to pay dividends accrued for such dividend period, whether or not dividends on the Series F Preferred Stock are declared for any future dividend period.

The Series F Preferred Stock may be redeemed in whole, or in part, on or after January 15, 2022 at a redemption price equal to $25,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends. The Series F Preferred Stock may be redeemed in whole, but not in part, prior to January 15, 2022 upon the occurrence of a “regulatory capital treatment event,” as described herein, at a redemption price equal to $25,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends. The Series F Preferred Stock will not have any voting rights, except as set forth under “Description of Series F Preferred Stock — Voting Rights” on page S-24.

Application will be made to list the depositary shares on the New York Stock Exchange under the symbol “USB PrM.”

Our depositary shares are equity securities and will not be savings accounts, deposits or other obligations of any bank or non-bank subsidiary of ours and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

Investing in our depositary shares involves risks. Potential purchasers of our depositary shares should consider the information set forth in the “Risk Factors” section beginning on page S-7 of this prospectus supplement.

None of the Securities and Exchange Commission, any state securities commission, the Federal Deposit Insurance Corporation, or any other regulatory body has approved or disapproved of these securities or determined that this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Us (Before Expenses)
Per depositary share	$	$	$
Total	$	$	$

(1)	U.S. Bancorp will pay the underwriters compensation of $ per depositary share for sales to retail investors. As a result of such sales, the total underwriting discount will increase, and the total proceeds to U.S. Bancorp will decrease, by $ .

The underwriters are offering our depositary shares as set forth under “Underwriting.” Delivery of the depositary shares in book-entry form through The Depository Trust Company for the accounts of its participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), and Clearstream Banking, société anonyme (“Clearstream”), is expected to be made on or about                 , 2012.

We have granted the underwriters an option to purchase up to an additional              depositary shares within 30 days of the date of this prospectus supplement at the public offering price, less underwriting discounts and commissions.

Because our affiliate, U.S. Bancorp Investments, Inc., may be participating in sales of the depositary shares, the offering is being conducted in compliance with Financial Industry Regulatory Authority (“FINRA”) Rule 5121, as administered by FINRA.

Joint Book-Runners

Morgan Stanley
Goldman, Sachs & Co.
U.S. Bancorp Investments, Inc.

Prospectus Supplement dated                 , 2012

Prospectus Supplement

Neither we nor the underwriters have authorized anyone to provide you with any information or to make any representation not contained in or incorporated by reference into this prospectus supplement or the accompanying prospectus or included in any free writing prospectus that we may file with the Securities and Exchange Commission, or the SEC, in connection with this offering. We do not, and the underwriters do not, take any responsibility for, and can provide no assurances as to, the reliability of any information that others may provide you. You should not assume that the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus or included in any free writing prospectus is accurate as of any date after the dates on the front of this prospectus supplement, the accompanying prospectus or any free writing prospectus, as applicable, or for information incorporated by reference, as of the dates of that information. Our business, financial condition, results of operations and prospects may have changed since those dates. We are offering to sell these securities and seeking offers to buy these securities only in jurisdictions where offers and sales are permitted.

Unless otherwise indicated or unless the context requires otherwise, references in this prospectus supplement and the accompanying prospectus to “USB,” “we,” “us” and “our” refer to U.S. Bancorp.

i

SUMMARY

The following information should be read together with the information contained in other parts of this prospectus supplement and in the accompanying prospectus. It may not contain all the information that is important to you. You should carefully read this entire prospectus supplement and the accompanying prospectus to understand fully the terms of the depositary shares, as well as the tax and other considerations that are important to you in making a decision about whether to invest in the depositary shares. To the extent the following information is inconsistent with the information in the accompanying prospectus, you should rely on the following information. You should pay special attention to the “Risk Factors” section of this prospectus supplement to determine whether an investment in the depositary shares is appropriate for you.

About U.S. Bancorp

We are a multi-state financial holding company, headquartered in Minneapolis, Minnesota. We were incorporated in Delaware in 1929 and operate as a financial holding company and a bank holding company under the Bank Holding Company Act of 1956. We provide a full range of financial services through our subsidiaries, including lending and depository services, cash management, foreign exchange and trust and investment management services. Our subsidiaries also engage in credit card services, merchant and automated teller machine processing, mortgage banking, insurance, brokerage and leasing services. We are the parent company of U.S. Bank National Association and U.S. Bank National Association ND.

Our common stock is traded on the New York Stock Exchange under the ticker symbol “USB.” Our principal executive offices are located at 800 Nicollet Mall, Minneapolis, Minnesota 55402, and the contact telephone number is (866) 775-9668.

We refer you to the documents incorporated by reference into this prospectus supplement, as described in the section “Where You Can Find More Information” in the accompanying prospectus, for more information about us and our businesses.

Recent Developments

On January 18, 2012, we issued a press release announcing results for the fourth quarter ended December 31, 2011. Further information relating to our financial results for the fourth quarter ended December 31, 2011 is contained in the filed portion of our Current Report on Form 8-K dated January 18, 2012, which is incorporated herein by reference.

THE OFFERING

Issuer	U.S. Bancorp

Securities offered	depositary shares ( depositary shares if the underwriters exercise their option to purchase additional depositary shares in full), each representing a 1/1,000th ownership interest in a share of Series F Preferred Stock. Each holder of a depositary share will be entitled, through the depositary, in proportion to the applicable fraction of a share of Series F Preferred Stock represented by such depositary share, to all the rights and preferences of the Series F Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights).

We may from time to time elect to issue additional depositary shares representing shares of the Series F Preferred Stock, and all the additional shares would be deemed to form a single series with the Series F Preferred Stock.

Dividends	Dividends on the Series F Preferred Stock, when, as and if declared by our board of directors or a duly authorized committee of the board, will accrue and be payable on the liquidation preference amount, on a non-cumulative basis, quarterly in arrears on the 15th day of January, April, July and October of each year, commencing on April 15, 2012, at a rate per annum equal to % from the date of issuance to, but excluding, January 15, 2022, and thereafter at a floating rate per annum equal to three-month LIBOR plus a spread of %. Any such dividends will be distributed to holders of depositary shares in the manner described under “Description of Depositary Shares — Dividends and Other Distributions” below.

Three-month LIBOR for each dividend period beginning on or after January 15, 2022 will be the offered rate per annum for three-month deposits in U.S. dollars as that rate appears on Reuters Screen LIBOR01 Page as of 11:00 A.M., London time, on the second London business day immediately preceding the first day of the dividend period, except as otherwise determined by the calculation agent in the manner described under “Description of Series F Preferred Stock — Dividends” below.

A dividend period is the period from and including a dividend payment date to but excluding the next dividend payment date, except that the initial dividend period will commence on and include the original issue date of the Series F Preferred Stock.

If our board of directors or a duly authorized committee of the board has not declared a dividend on the Series F Preferred Stock before the dividend payment date for any dividend period, such dividend shall not be cumulative and shall cease to accrue and be payable, and we will have no obligation to pay dividends accrued for such dividend period, whether or not dividends on the Series F Preferred Stock are declared for any future dividend period.

So long as any share of Series F Preferred Stock remains outstanding, (1) no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any junior stock (other than a dividend payable solely in junior stock), (2) no shares of junior stock shall be repurchased, redeemed or otherwise acquired for consideration by us, directly or indirectly (other than as a result of a reclassification of junior stock for or into other junior stock, or the exchange or conversion of one share of junior stock for or into another share of junior stock, and other than through the use of the proceeds of a substantially contemporaneous sale of other shares of junior stock) nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by us and (3) no shares of parity stock shall be repurchased, redeemed or otherwise acquired for consideration by us otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series F Preferred Stock and such parity stock except by conversion into or exchange for junior stock, during a dividend period, unless, in each case, the full dividends for the then-current dividend period on all outstanding shares of Series F Preferred Stock have been declared and paid or declared and a sum sufficient for the payment thereof has been set aside.

When dividends are not paid in full upon the shares of Series F Preferred Stock and any parity stock, all dividends declared upon shares of Series F Preferred Stock and any parity stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current dividend period per share on Series F Preferred Stock, and accrued dividends, including any accumulations, on any parity stock, bear to each other.

Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise), as may be determined by the board of directors or a duly authorized committee of the board, may be declared and paid on our common stock and any other securities ranking equally with or junior to the Series F Preferred Stock from time to time out of any assets legally available for such payment, and the holders of the Series F Preferred Stock shall not be entitled to participate in any such dividend.

Dividends on the Series F Preferred Stock shall not be declared, paid or set aside for payment to the extent such act would cause us to fail to comply with laws and regulations applicable thereto, including applicable capital adequacy guidelines.

Dividend payment dates	The 15th day of January, April, July and October of each year, commencing on April 15, 2012. If any date on which dividends would otherwise be payable is not a business day, then the dividend payment date will be the next succeeding business day.

Redemption	On or after January 15, 2022, the Series F Preferred Stock may be redeemed in whole, or in part, at a redemption price equal to $25,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends. The Series F Preferred Stock may be redeemed in whole, but not in part, prior to January 15, 2022 within 90 days of the occurrence of a “regulatory capital treatment event,” as described below under “Description of Series F Preferred Stock — Redemption,” at a redemption price equal to $25,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends. Neither the holders of Series F Preferred Stock nor holders of depositary shares will have the right to require the redemption or repurchase of the Series F Preferred Stock.

Under the risk-based capital guidelines of the Board of Governors of the Federal Reserve System (the “Federal Reserve”) applicable to bank holding companies, any redemption of the Series F Preferred Stock is subject to prior approval of the Federal Reserve. At a future date, we may also enter into a replacement capital covenant with respect to some or all of the shares of Series F Preferred Stock, as described below under the last paragraph of “Description of Series F Preferred — Redemption,” which may limit our right to redeem the Series F Preferred Stock.

Liquidation rights	Upon any voluntary or involuntary liquidation, dissolution or winding up of U.S. Bancorp, holders of shares of Series F Preferred Stock are entitled to receive out of assets of U.S. Bancorp available for distribution to stockholders, before any distribution of assets is made to holders of our common stock or of any other shares of our stock ranking junior as to such a distribution to the Series F Preferred Stock, a liquidating distribution in the amount of the liquidation preference of $25,000 per share (equivalent to $25 per depositary share) plus any declared and unpaid dividends, without accumulation of any undeclared dividends. Distributions will be made only to the extent of U.S. Bancorp’s assets that are available after satisfaction of all liabilities to creditors and subject to the rights of holders of any securities ranking senior to the Series F Preferred Stock (pro rata as to the Series F Preferred Stock and any other shares of our stock ranking equally as to such distribution).

Voting rights	None, except with respect to authorizing or increasing the authorized amount of senior stock, certain changes in the terms of the Series F Preferred Stock and in the case of certain dividend non-payments. See “Description of Series F Preferred Stock — Voting Rights” below. Holders of depositary shares must act through the depositary to exercise any voting rights, as described under “Description of Depositary Shares — Voting the Series F Preferred Stock” below.

Ranking	Shares of the Series F Preferred Stock will rank senior to our common stock, equally with our Series A Non-Cumulative Perpetual Preferred Stock (“Series A Preferred Stock”), Series B Non-Cumulative Perpetual Preferred Stock (“Series B Preferred Stock”), Series C Non-Cumulative Perpetual Preferred Stock (“Series C Preferred Stock”) (if and when issued and outstanding) and Series D Non-Cumulative Perpetual Preferred Stock (“Series D Preferred Stock”) and at least equally with each other series of our preferred stock we may issue (except for any senior series that may be issued with the requisite consent of the holders of the Series F Preferred Stock and all other parity stock), with respect to the payment of dividends and distributions upon liquidation, dissolution or winding up. See “Description of Capital Stock — Preferred Stock” for a discussion of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock. We will generally be able to pay dividends and distributions upon liquidation, dissolution or winding up only out of lawfully available assets for such payment (i.e., after taking account of all indebtedness and other non-equity claims).

Maturity	The Series F Preferred Stock does not have any maturity date, and we are not required to redeem the Series F Preferred Stock. Accordingly, the Series F Preferred Stock will remain outstanding indefinitely, unless and until we decide to redeem it.

Preemptive and conversion rights	None.

Listing	We intend to apply for listing of the depositary shares on the New York Stock Exchange under the symbol “USB PrM.” If approved for listing, we expect trading of the depositary shares on the New York Stock Exchange to commence within a 30-day period after the initial delivery of the depositary shares.

Tax consequences	Distributions constituting dividend income received by an individual U.S. holder in respect of the depositary shares before January 1, 2013 will generally represent “qualified dividend income,” which will be subject to taxation at a maximum rate of 15% (or a lower rate for individuals in certain tax brackets) subject to certain exceptions for short-term and hedged positions. In addition, subject to similar exceptions for short-term and hedged positions, distributions on the depositary shares constituting dividend income paid to holders that are U.S. corporations will generally qualify for the 70% dividends-received deduction. For further discussion of the tax consequences relating to the Series F Preferred Stock, see “Certain U.S. Federal Income Tax Considerations” in this prospectus supplement.

Use of proceeds

We intend to use the net proceeds from the sale of the depositary shares representing interests in the Series F Preferred Stock for general corporate purposes, which may include the redemption of certain callable trust preferred securities issued by one or more of our trust affiliates, including, but not limited to, USB Capital VIII and USB Capital X. Pending such use, we may temporarily invest the proceeds or use them to reduce short-term indebtedness. See “Use of Proceeds” in this prospectus supplement.

Registrar	U.S. Bank National Association

Depositary	U.S. Bank National Association

Calculation agent	U.S. Bank National Association

Conflicts of interest	Our affiliate, U.S. Bancorp Investments, Inc., is a member of FINRA and is participating in the distribution of our depositary shares. The distribution arrangements for this offering comply with the requirements of FINRA Rule 5121, regarding a FINRA member firm’s participation in the distribution of securities of an affiliate. In accordance with Rule 5121, no FINRA member firm that has a conflict of interest under Rule 5121 may make sales in this offering to any discretionary account without the prior approval of the customer. Our affiliates, including U.S. Bancorp Investments, Inc., may use this prospectus supplement and the accompanying prospectus in connection with offers and sales of our depositary shares in the secondary market. These affiliates may act as principal or agent in those transactions. Secondary market sales will be made at prices related to market prices at the time of sale.

RISK FACTORS

An investment in our depositary shares involves certain risks. You should carefully consider the risks described below and the risk factors and other information concerning our business included in Exhibit 13 to our Annual Report on Form 10-K for the year ended December 31, 2010, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our depositary shares could decline due to any of these risks, and you may lose all or part of your investment. This prospectus supplement also contains or incorporates by reference forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a results of certain factors, including the risks faced by us described below and elsewhere in this prospectus supplement and the accompanying prospectus.

You are making an investment decision with regard to the depositary shares as well as the Series F Preferred Stock.

As described in this prospectus supplement, we are issuing fractional interests in shares of Series F Preferred Stock in the form of depositary shares. Accordingly, the depositary will rely on the payments it receives on the Series F Preferred Stock to fund all payments on the depositary shares. You should carefully review the information in the accompanying prospectus and in this prospectus supplement regarding both of these securities.

Our ability to pay dividends on the Series F Preferred Stock, and therefore your ability to receive distributions on the depositary shares, may be limited by federal regulatory considerations and the results of operations of our subsidiaries.

We are a holding company that conducts substantially all of our operations through our banks and other subsidiaries. As a result, our ability to make dividend payments on the Series F Preferred Stock will depend primarily upon the receipt of dividends and other distributions from our subsidiaries.

There are various regulatory restrictions on the ability of our banking subsidiaries to pay dividends or make other payments to us. Federal banking laws regulate the amount of dividends that may be paid by our banking subsidiaries without prior approval. The amount of dividends available to us from our banking subsidiaries after meeting the regulatory capital requirements for well-capitalized banks was approximately $7.1 billion at September 30, 2011. In addition, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) requires federal banking agencies to establish more stringent risk-based capital requirements and leverage limits applicable to banks and bank holding companies, and especially those institutions with consolidated assets equal to or greater than $50 billion. These requirements, and any other new regulations or capital distribution constraints, including those that may be imposed in accordance with new international capital guidelines (Basel III) established by the Basel Committee on Banking Supervision, could adversely affect our ability to pay dividends on the Series F Preferred Stock and therefore your ability to receive distributions on the depositary shares.

Additionally, our right to participate in any distribution of assets of any of our subsidiaries upon the subsidiary’s liquidation or otherwise, and thus your ability as a holder of the depositary shares to benefit indirectly from such distribution, will be subject to the prior claims of creditors of that subsidiary, except to the extent that any of our claims as a creditor of such subsidiary may be recognized. As a result, the depositary shares will effectively be subordinated to all existing and future liabilities and obligations of our subsidiaries. At September 30, 2011, our subsidiaries’ direct borrowings and deposit liabilities that would effectively rank senior to the Series F Preferred Stock totaled approximately $283 billion.

The Series F Preferred Stock is equity and is subordinate to our existing and future indebtedness.

The shares of Series F Preferred Stock are our equity interests and do not constitute indebtedness. As such, the shares of Series F Preferred Stock, and the related depositary shares, will rank junior to all indebtedness and other non-equity claims on us with respect to assets available to satisfy claims on us, including in our liquidation. Our existing and future indebtedness may restrict payment of dividends on the Series F Preferred Stock. As of September 30, 2011, our indebtedness and obligations, on a consolidated basis, totaled approximately $296 billion. Additionally, unlike indebtedness, where principal and interest would customarily be payable on specified due dates, in the case of preferred stock such as the Series F Preferred Stock, (1) dividends are payable only if declared by our board of directors or a duly authorized committee of the board and (2) as a corporation, we are subject to restrictions on payments of dividends and redemption price out of lawfully available assets. Further, the Series F Preferred Stock places no restrictions on our business or operations or on our ability to incur indebtedness or engage in any transactions, subject only to the limited voting rights referred to below under “Risk Factors — Holders of Series F Preferred Stock and the related depositary shares will have limited voting rights.” Also, as a bank holding company, our ability to declare and pay dividends is dependent on certain federal regulatory considerations. See the immediately preceding risk factor.

We may not declare dividends on the Series F Preferred Stock, and dividends on the Series F Preferred Stock are non-cumulative. If we do not declare dividends on the Series F Preferred Stock, holders of depositary shares will not be entitled to receive related distributions on their depositary shares.

Dividends on shares of the Series F Preferred Stock will not be mandatory. Holders of the Series F Preferred Stock, including the depositary, will only be entitled to receive dividends for any given dividend period if, when and as declared by our board of directors out of legally available assets. Consequently, if our board of directors or a duly authorized committee of the board of directors does not authorize and declare a dividend for any dividend period, the depositary would not be entitled to receive any such dividend and no related distribution will be made on the depositary shares, and such unpaid dividend will cease to accrue and be payable. Dividends on the Series F Preferred Stock are non-cumulative. We will have no obligation to pay dividends accrued for a dividend period after the dividend payment date for such period, and holders of depositary shares will not be entitled to receive any distribution with respect to such dividends, if our board of directors or a duly authorized committee of the board of directors has not declared such dividend before the related dividend payment date, whether or not dividends are declared for any subsequent dividend period with respect to the Series F Preferred Stock or any other series of our preferred stock. If we do not declare and pay dividends on the Series F Preferred Stock, you will not receive corresponding distributions on your depositary shares and the market price of your depositary shares may decline.

Investors should not expect us to redeem the Series F Preferred Stock on the date it becomes redeemable or on any particular date after it becomes redeemable.

The Series F Preferred Stock is a perpetual equity security. The Series F Preferred Stock has no maturity or mandatory redemption date and is not redeemable at the option of investors. By its terms, the Series F Preferred Stock may be redeemed by us at our option either in whole or in part from time to time on or after January 15, 2022 or in whole at any time if certain changes occur relating to the regulatory capital treatment of the Series F Preferred Stock, as described below under “Description of Series F Preferred Stock—Redemption.” Any decision we may make at any time to propose a redemption of the Series F Preferred Stock will depend upon, among other things, our evaluation of our capital position, the composition of our stockholders’ equity and general market conditions at that time.

Our right to redeem the Series F Preferred Stock is subject to an important limitation. Under the Federal Reserve’s risk-based capital guidelines applicable to bank holding companies, any redemption of the Series F Preferred Stock is subject to prior approval of the Federal Reserve. There can be no assurance that the Federal Reserve will approve any redemption of the Series F Preferred Stock that we may propose. There also can be no assurance that, if we propose to redeem the Series F Preferred Stock without replacing the Series F Preferred Stock with tier 1 capital that is not a restricted core capital element, the Federal Reserve will authorize such redemption. We understand that the factors that the Federal Reserve will consider in evaluating a proposed redemption, or a request that we be permitted to redeem the Series F Preferred Stock without replacing it with tier 1 capital that is not a restricted core capital element, include its evaluation of the overall level and quality of our capital components, considered in light of our risk exposures, earnings and growth strategy, and other supervisory considerations, although the Federal Reserve may change these factors at any time.

If we are deferring payments on our outstanding junior subordinated debt securities or are in default under the indentures governing those securities, we will be prohibited from making distributions on or redeeming the Series F Preferred Stock.

The terms of our outstanding junior subordinated debt securities prohibit us from declaring or paying any dividends or distributions on the Series F Preferred Stock, or redeeming, purchasing, acquiring or making a liquidation payment with respect to any of our capital stock, including the Series F Preferred Stock, if we are aware of any event that would be an event of default under the indenture governing those junior subordinated debt securities or at any time when we have deferred interest thereunder.

A downgrade, suspension or withdrawal of any rating assigned by a rating agency to us or our securities, including the depositary shares and the Series F Preferred Stock, could cause the liquidity or trading price of the depositary shares to decline significantly.

Real or anticipated changes in the credit ratings assigned to the depositary shares, the Series F Preferred Stock or our credit ratings generally could affect the trading price of the depositary shares. Credit ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization in its sole discretion. In addition, credit rating agencies continually review their ratings for the companies that they follow, including us. The credit rating agencies also evaluate the financial services industry as a whole and may change their credit rating for us and our securities, including the Series F Preferred Stock and depositary shares, based on their overall view of our industry. On December 6, 2011, Standard & Poor’s Rating Services (“S&P”) lowered its long-term issuer credit rating one notch on us and U.S. Bank National Association as part of its review of the ratings for a number of the largest financial institutions and the application of its new ratings criteria for banks, which were published by S&P on November 9, 2011.

A further downgrade, withdrawal, or the announcement of a possible downgrade or withdrawal in the ratings assigned to the depositary shares, the Series F Preferred Stock, us or our other securities, or any perceived decrease in our creditworthiness could cause the trading price of the depositary shares to decline significantly.

The Series F Preferred Stock and the related depositary shares may not have an active trading market.

The Series F Preferred Stock and the related depositary shares are new issues with no established trading market. Although we plan to apply to have the depositary shares listed on the New York Stock Exchange, there is no guarantee that we will be able to list the depositary shares. Even if the depositary shares are listed, there may be little or no secondary market for the depositary shares. Even if a secondary market for the depositary shares develops, it may not provide significant liquidity and transaction costs in any secondary market could be high. As a result, the difference between bid and asked prices in any secondary market could be substantial. Further, because the shares of Series F Preferred Stock do not have a stated maturity date, investors seeking liquidity in the depositary shares will be limited to selling their depositary shares in the secondary market. We do not expect that there will be any separate public trading market for the shares of the Series F Preferred Stock except as represented by the depositary shares.

Holders of Series F Preferred Stock and the related depositary shares will have limited voting rights.

Holders of the Series F Preferred Stock, and therefore holders of the depositary shares, have no voting rights with respect to matters that generally require the approval of voting stockholders. However, holders of the Series F Preferred Stock will have the right to vote as a class on certain fundamental matters that may affect the preference or special rights of the Series F Preferred Stock, as described under “Description of Series F Preferred Stock — Voting Rights” below. In addition, if dividends on any shares of the Series F Preferred Stock or any other class or series of preferred stock that ranks on parity with the Series F Preferred Stock as to payment of dividends with similar voting rights have not been declared or paid for the equivalent of six or more dividend payments, whether or not for consecutive dividend periods, holders of the outstanding shares of Series F Preferred Stock, together with holders of any other series of our preferred stock ranking equal with the Series F Preferred Stock with similar voting rights, will be entitled to vote for the election of two additional directors to our board of directors, subject to the terms and to the limited extent described under “Description of Series F Preferred Stock — Voting Rights” below. Holders of depositary shares must act through the depositary to exercise any voting rights in respect of the Series F Preferred Stock.

Holders of depositary shares may not be entitled to the dividends-received deduction.

Distributions paid to corporate U.S. holders of the depositary shares may be eligible for the dividends-received deduction if we have current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Although we presently have accumulated earnings and profits, we may not have sufficient current or accumulated earnings and profits during future fiscal years for the distributions on the Series F Preferred Stock (and related depositary shares) to qualify as dividends for U.S. federal income tax purposes. If any distributions on the Series F Preferred Stock (and related depositary shares) with respect to any fiscal year are not eligible for the dividends-received deduction because of insufficient current or accumulated earnings and profits, the market value of the depositary shares may decline.

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are based on the information available to, and assumptions and estimates made by, management as of the date made. These forward-looking statements cover, among other things, our anticipated future revenue and expenses and our future plans and prospects. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated. Global and domestic economies could fail to recover from the recent economic downturn or could experience another severe contraction, which could adversely affect our revenues and the values of our assets and liabilities. Global financial markets could experience a recurrence of significant turbulence, which could reduce the availability of funding to certain financial institutions and lead to a tightening of credit, a reduction of business activity, and increased market volatility. Continued stress in the commercial real estate markets, as well as a delay or failure of recovery in the residential real estate markets, could cause additional credit losses and deterioration in asset values. In addition, our business and financial performance is likely to be negatively impacted by effects of recently enacted and future legislation and regulation. Our results could also be adversely affected by continued deterioration in general business and economic conditions; changes in interest rates; deterioration in the credit quality of our loan portfolios or in the value of the collateral securing those loans; deterioration in the value of securities held in our investment securities portfolio; legal and regulatory developments; increased competition from both banks and non-banks; changes in customer behavior and preferences; effects of mergers and acquisitions and related integration; effects of critical accounting policies and judgments; and management’s ability to effectively manage credit risk, residual value risk, market risk, operational risk, interest rate risk and liquidity risk.

For discussion of these and other risks that may cause actual results to differ from expectations, refer to our Annual Report on Form 10-K for the year ended December 31, 2010, on file with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Corporate Risk Profile” contained in Exhibit 13, and all subsequent filings with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events.

USE OF PROCEEDS

The net proceeds from the offering of the Series F Preferred Stock are estimated to be approximately $                 (or approximately $                 if the underwriters exercise their option to purchase additional depositary shares in full). We intend to use the net proceeds from the sale of the depositary shares representing interests in the Series F Preferred Stock for general corporate purposes, which may include the redemption of certain callable trust preferred securities issued by one or more of our trust affiliates, including, but not limited to, USB Capital VIII and USB Capital X. Pending such use, we may temporarily invest the proceeds or use them to reduce short-term indebtedness.

CONSOLIDATED RATIOS OF EARNINGS

TO FIXED CHARGES AND COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The consolidated ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends for us and our subsidiaries for each of the periods indicated are as follows:

	Nine Months Ended September 30,	Year Ended December 31,
	2011	2010	2009	2008	2007	2006
Ratio of Earnings to Fixed Charges:
Excluding interest on deposits	4.60	3.43	2.36	2.40	2.65	3.14
Including interest on deposits	3.43	2.59	1.83	1.85	1.95	2.23
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends:
Excluding interest on deposits	4.28	3.26	1.95	2.30	2.61	3.10
Including interest on deposits	3.27	2.50	1.63	1.80	1.93	2.21

For the purpose of computing the ratios of earnings to fixed charges and combined fixed charges and preferred stock dividends, earnings consist of consolidated income from continuing operations before provision for income taxes, minority interest and fixed charges, and fixed charges consist of interest expense, amortization of debt issuance costs and the portion of rental expense deemed to represent interest.

DESCRIPTION OF CAPITAL STOCK

The following description summarizes the terms of our capital stock but does not purport to be complete, and it is qualified in its entirety by reference to the applicable provisions of federal law governing bank holding companies, Delaware law and our certificate of incorporation and bylaws. Our certificate of incorporation and bylaws are incorporated by reference as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2010. See “Where You Can Find More Information” in the accompanying prospectus.

Common Stock

We are authorized to issue up to 4,000,000,000 shares of common stock, par value $.01 per share, and 50,000,000 shares of preferred stock, par value $1.00 per share. As of September 30, 2011, there were 2,125,725,742 shares of common stock issued (including 213,050,586 shares held in treasury). Our common stock is listed on the New York Stock Exchange under the symbol “USB.”

Voting and Other Rights. Each share of common stock is entitled to one vote per share, and, in general, a majority of votes cast with respect to a matter is sufficient to authorize action upon routine matters. Directors are elected by a majority of the votes cast, and stockholders do not have the right to cumulate their votes in the election of directors. For that reason, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. In general, however:

•	amendments to the certificate of incorporation are approved if the votes cast within a voting group favoring the action exceed the votes cast within the voting group opposing the action; and

•

a merger or dissolution, or the sale of all or substantially all of its assets, must be approved by the affirmative vote of the holders of a majority of the voting power of the outstanding voting shares and the affirmative vote of the holders of a majority of the outstanding shares of each class entitled to vote on the matter as a class.

No Preemptive or Conversion Rights. Our common stock will not entitle its holders to any preemptive rights, redemption privileges, sinking fund privileges or conversion rights.

Assets upon Dissolution. In the event of liquidation, holders of common stock will receive proportionately any assets legally available for distribution to our stockholders with respect to shares held by them, subject to any prior rights of any of our preferred stock then outstanding.

Distributions. Holders of our common stock will be entitled to receive the dividends or distributions that our board of directors may declare out of funds legally available for these payments. The payment of distributions by us is subject to the restrictions of Delaware law applicable to the declaration of distributions by a corporation. Under Delaware law, a corporation may not pay a dividend out of net profits if the capital stock of the corporation is less than the stated amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of the corporation’s assets. In addition, the payment of distributions to stockholders is subject to any prior rights of outstanding preferred stock.

As a bank holding company, our ability to pay distributions is affected by the ability of our banking subsidiaries to pay dividends. The ability of these banking subsidiaries, as well as us, to pay dividends in the future currently is, and could be further, influenced by bank regulatory requirements and capital guidelines. For example, under the Dodd-Frank Act and long-standing Federal Reserve policy, including guidance provided by the Federal Reserve, bank holding companies, such as us, are required to act as a source of financial strength to their subsidiary banks. Accordingly, we are required to inform and consult with the Federal Reserve before paying dividends that could raise safety and soundness concerns.

Restrictions on Ownership. The Bank Holding Company Act of 1956 requires any bank holding company (as defined in that Act) to obtain the approval of the Federal Reserve prior to acquiring more than 5% of our outstanding common stock. Any person other than a bank holding company is required to obtain prior approval of the Federal Reserve to acquire 10% or more of our outstanding common stock under the Change in Bank Control Act. Any holder of 25% or more of our outstanding common stock, other than an individual, is subject to regulation as a bank holding company under the Bank Holding Company Act.

Additional Anti-Takeover Provisions Contained in the Certificate of Incorporation and Bylaws

In addition to the ability to issue preferred stock as described below, our certificate of incorporation and bylaws contain additional provisions that may make it less likely that our management would be changed or that someone would acquire voting control of us without our board of directors’ consent. Under our bylaws, our board of directors can supplement, amend or repeal the bylaws, subject to limitations under the Delaware General Corporation Law. Our stockholders also have the power to supplement, amend or repeal our bylaws at any annual or special meeting of the stockholders.

Preferred Stock

The board of directors is authorized to issue up to 50,000,000 shares of preferred stock in one or more series, to fix the number of shares in each series, and to determine the designations and preferences, limitations and relative rights of each series, including dividend rates, terms of redemption, liquidation preferences, sinking fund requirements, conversion rights, voting rights, and whether the preferred stock can be issued as a share dividend with respect to another class or series of shares, all without any vote or other action on the part of stockholders. This power is limited by applicable laws or regulations and may be delegated to a committee of our board of directors.

As of September 30, 2011, we have authorized the issuance of:

•

20,010 shares of Series A Preferred Stock, with a liquidation preference of $100,000 per share, of which 12,510 are issued and outstanding, with 5,764.22 shares of Series A Preferred Stock evidenced by 574,622 depositary shares, all of which are issued and outstanding;

•	40,000,000 depositary shares representing, in the aggregate, 40,000 shares of Series B Preferred Stock, with a liquidation preference of $25,000 per share, all of which are issued and outstanding;

•

5,000 shares of Series C Preferred Stock, with a per share liquidation preference of $100,000, all of which are subject to issuance upon the direction of the Office of the Comptroller of the Currency in exchange for the preferred stock of an indirect, wholly-owned subsidiary of U.S. Bancorp upon the occurrence of certain events; and

•	20,000,000 depositary shares representing, in the aggregate, 20,000 shares of Series D Preferred Stock, with a liquidation preference of $25,000 per share, all of which are issued and outstanding.

Series A Preferred Stock

Shares of the Series A Preferred Stock rank senior to our common stock, equally with shares of our Series B Preferred Stock, Series C Preferred Stock (if and when issued and outstanding), Series D Preferred Stock and Series F Preferred Stock, and at least equally with each other series of our preferred stock we may issue (except for any senior series that may be issued with the requisite consent of the holders of the Series A Preferred Stock), with respect to the payment of dividends and distributions of assets upon liquidation, dissolution or winding up. Holders of Series A Preferred Stock will not have preemptive or subscription rights.

The Series A Preferred Stock will not be convertible into, or exchangeable for, shares of any other class or series of our stock or other securities. The Series A Preferred Stock has no stated maturity and will not be subject to any sinking fund or other obligation of ours to redeem or repurchase the Series A Preferred Stock.

Dividends. Holders of Series A Preferred Stock are entitled to receive, when, as and if declared by our board of directors or a duly authorized committee of the board of directors, out of assets legally available for the payment of dividends under Delaware law, non-cumulative cash dividends. These dividends will accrue, with respect to each dividend period, on the liquidation preference of $100,000, (1) from June 10, 2010 until April 15, 2011, semi-annually at a rate per annum equal to 7.189%, payable semi-annually, and (2) thereafter, at a rate per annum that will be reset quarterly and will equal a rate determined by reference to three-month LIBOR with a minimum of 3.50%, payable quarterly. Dividends on shares of Series A Preferred Stock will not be cumulative. If we pay a partial dividend or skip a dividend payment on the Series A Preferred Stock at any time, we will be subject to certain restrictions.

Redemption. The Series A Preferred Stock is redeemable at our option (subject to prior approval of the Federal Reserve and the terms of the applicable replacement capital covenant), in whole or in part, at a redemption price equal to $100,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends.

Voting Rights. Except as provided below, the holders of the Series A Preferred Stock will have no voting rights.

Whenever dividends on any shares of the Series A Preferred Stock or any other class or series of preferred stock that ranks on parity with the Series A Preferred Stock (which includes the Series B Preferred Stock, Series C Preferred Stock (if and when issued and outstanding), Series D Preferred Stock and Series F Preferred Stock) as to payment of dividends, and upon which similar voting rights have been conferred and are exercisable, shall have not been declared and paid for an amount equal to six or more dividend payments, whether or not for consecutive dividend periods, the number of directors on our board of directors shall automatically increase by two and the holders of shares of Series A Preferred Stock, together with the holders of all other affected classes and series of parity stock, voting as a single class, shall be entitled to elect the two additional directors. These voting rights will continue until full dividends have been paid regularly on the shares of the Series A Preferred Stock and any other class or series of parity stock as to payment of dividends for at least four dividend periods.

So long as any shares of Series A Preferred Stock remain outstanding, the vote or consent of the holders of at least 66  2/3% of the shares of Series A Preferred Stock shall be necessary to (1) issue, authorize or increase the authorized amount of, or to issue or authorize any obligation or security convertible into or evidencing the right to purchase, any class or series of stock ranking senior to the Series A Preferred Stock and all other parity stock with respect to payment of dividends or the distribution of assets upon our liquidation, dissolution or winding up; or (2) to amend our certificate of incorporation or the Certificate of Designations of the Series A Preferred Stock or any other series of preferred stock so as to materially and adversely affect the powers, preferences, privileges or rights of the Series A Preferred Stock, taken as a whole.

Series B Preferred Stock

Shares of the Series B Preferred Stock rank senior to our common stock, equally with shares of our Series A Preferred Stock, Series C Preferred Stock (if and when issued and outstanding), Series D Preferred Stock and Series F Preferred Stock, and at least equally with each other series of our preferred stock we may issue (except for any senior series that may be issued with the requisite consent of the holders of the Series B Preferred Stock), with respect to the payment of dividends and distributions of assets upon liquidation, dissolution or winding up. Holders of Series B Preferred Stock will not have preemptive or subscription rights.

The Series B Preferred Stock will not be convertible into, or exchangeable for, shares of any other class or series of our stock or other securities. The Series B Preferred Stock has no stated maturity and will not be subject to any sinking fund or other obligation of ours to redeem or repurchase the Series B Preferred Stock.

Dividends. Holders of Series B Preferred Stock will be entitled to receive, when, as and if declared by our board of directors or a duly authorized committee of the board of directors, out of assets legally available for the payment of dividends under Delaware law, non-cumulative cash dividends. These dividends will accrue, with respect to each dividend period, on the liquidation preference amount of $25,000 per share at a rate per annum determined by reference to three-month LIBOR with a minimum of 3.50%, payable quarterly. Dividends on shares of Series B Preferred Stock will not be cumulative. If we pay a partial dividend or skip a dividend payment on the Series B Preferred Stock at any time, we will be subject to certain restrictions.

Redemption. The Series B Preferred Stock is redeemable at our option (subject to prior approval of the Federal Reserve and the terms of the applicable replacement capital covenant), in whole or in part, at a redemption price equal to $25,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends.

Voting Rights. Except as provided below, the holders of the Series B Preferred Stock will have no voting rights.

Whenever dividends on any shares of the Series B Preferred Stock or any other class or series of preferred stock that ranks on parity with the Series B Preferred Stock (which includes the Series A Preferred Stock, Series C Preferred Stock (if and when issued and outstanding), Series D Preferred Stock and Series F Preferred Stock) as to payment of dividends, and upon which similar voting rights have been conferred and are exercisable, shall have not been declared and paid for an amount equal to six or more dividend payments, whether or not for consecutive dividend periods, the number of directors on our board of directors shall automatically increase by two and the holders of shares of Series D Preferred Stock, together with the holders of all other affected classes and series of parity stock, voting as a single class, shall be entitled to elect the two additional directors. These voting rights will continue until full dividends have been paid regularly on the shares of the Series B Preferred Stock and any other class or series of parity stock as to payment of dividends for at least four dividend periods.

So long as any shares of Series B Preferred Stock remain outstanding, the vote or consent of the holders of at least 66  2/3% of the shares of Series B Preferred Stock shall be necessary to (1) issue, authorize or increase the authorized amount of, or to issue or authorize any obligation or security convertible into or evidencing the right to purchase, any class or series of stock ranking senior to the Series B Preferred Stock and all other parity stock with respect to payment of dividends or the distribution of assets upon our liquidation, dissolution or winding up; or (2) to amend our certificate of incorporation or the Certificate of Designations of the Series B Preferred Stock or any other series of preferred stock so as to materially and adversely affect the powers, preferences, privileges or rights of the Series B Preferred Stock, taken as a whole.

Series C Preferred Stock

Pursuant to the terms of the USB Realty Preferred Securities, if the Office of the Comptroller of the Currency so directs upon the occurrence of certain exchange events, each outstanding USB Realty Preferred Security will be exchanged for one share of our Series C Preferred Stock, $100,000 liquidation preference per share. When and if issued, shares of the Series C Preferred Stock will rank senior to our common stock, equally with shares of our Series A Preferred Stock, Series B Preferred Stock, Series D Preferred Stock and Series F Preferred Stock, and at least equally with each other series of our preferred stock we may issue (except for any senior series that may be issued with the requisite consent of the holders of the Series C Preferred Stock), with respect to the payment of dividends and distributions of assets upon liquidation, dissolution or winding up. Holders of Series C Preferred Stock will not have preemptive or subscription rights.

The Series C Preferred Stock will not be convertible into, or exchangeable for, shares of any other class or series of our stock or other securities. The Series C Preferred Stock has no stated maturity and will not be subject to any sinking fund or other obligation of ours to redeem or repurchase the Series C Preferred Stock.

Dividends. Series C Preferred Stock, when and if issued, will pay non-cumulative cash dividends only when, as and if declared by our board of directors. Any dividends on shares of Series C Preferred Stock will be calculated (1) if the Series C Preferred Stock is issued prior to January 15, 2012, at a rate per annum equal to 6.091% until January 15, 2012, payable quarterly and (2) thereafter, reset quarterly at a rate per annum equal to three-month LIBOR plus 1.147%, payable quarterly. If we pay a partial dividend or skip a dividend payment on the Series C Preferred Stock at any time, we will be subject to certain restrictions.

Redemption. Subject to certain conditions (including, but not limited to, Federal Reserve approval and covenanting in favor of certain debt holders), the Series C Preferred Stock is redeemable at our option, in whole or in part, at a redemption price equal to $100,000 per share, plus any declared and unpaid dividends without regard to any undeclared dividends.

Voting Rights. Except as provided below, the holders of the Series C Preferred Stock will have no voting rights.

Whenever dividends on any shares of the Series C Preferred Stock or any other class or series of preferred stock that ranks on parity with the Series C Preferred Stock (which includes the Series A Preferred Stock, Series B Preferred Stock, Series D Preferred Stock and Series F Preferred Stock) as to payment of dividends, and upon which similar voting rights have been conferred and are exercisable, shall have not been declared and paid for an amount equal to six or more dividend payments, whether or not for consecutive dividend periods, the number of directors on our board of directors shall automatically increase by two and the holders of shares of Series C Preferred Stock, together with the holders of all other affected classes and series of parity stock, voting as a single class, shall be entitled to elect the two additional directors. These voting rights will continue until full dividends have been declared and paid on the shares of the Series C Preferred Stock and any other class or series of parity stock as to payment of dividends for at least three dividend periods and have been set aside for payment for the fourth consecutive dividend period.

Series D Preferred Stock

Shares of the Series D Preferred Stock rank senior to our common stock, equally with shares of our Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock (if and when issued and outstanding) and Series F Preferred Stock, and at least equally with each other series of our preferred stock we may issue (except for any senior series that may be issued with the requisite consent of the holders of the Series D Preferred Stock), with respect to the payment of dividends and distributions of assets upon liquidation, dissolution or winding up. Holders of Series D Preferred Stock will not have preemptive or subscription rights.

The Series D Preferred Stock will not be convertible into, or exchangeable for, shares of any other class or series of our stock or other securities. The Series D Preferred Stock has no stated maturity and will not be subject to any sinking fund or other obligation of ours to redeem or repurchase the Series D Preferred Stock.

Dividends. Holders of Series D Preferred Stock will be entitled to receive, when, as and if declared by our board of directors or a duly authorized committee of the board of directors, out of assets legally available for the payment of dividends under Delaware law, non-cumulative cash dividends. These dividends will accrue, with respect to each dividend period, on the liquidation preference amount of $25,000 per share at a rate per annum of 7.875%. Dividends on shares of Series D Preferred Stock will not be cumulative. If we pay a partial dividend or skip a dividend payment on the Series D Preferred Stock at any time, we will be subject to certain restrictions.

Redemption. The Series D Preferred Stock is not redeemable prior to April 15, 2013. On and after that date, the Series D Preferred Stock will be redeemable at our option (subject to prior approval of the Federal Reserve and the terms of the applicable replacement capital covenant), in whole or in part, at a redemption price equal to $25,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends.

Voting Rights. Except as provided below, the holders of the Series D Preferred Stock will have no voting rights.

Whenever dividends on any shares of the Series D Preferred Stock or any other class or series of preferred stock that ranks on parity with the Series D Preferred Stock (which includes the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock (if and when issued and outstanding) and Series F Preferred Stock) as to payment of dividends, and upon which similar voting rights have been conferred and are exercisable, shall have not been declared and paid for an amount equal to six or more dividend payments, whether or not for consecutive dividend periods, the number of directors on our board of directors shall automatically increase by two and the holders of shares of Series D Preferred Stock, together with the holders of all other affected classes and series of parity stock, voting as a single class, shall be entitled to elect the two additional directors. These voting rights will continue until full dividends have been paid regularly on the shares of the Series D Preferred Stock and any other class or series of parity stock as to payment of dividends for at least four dividend periods.

So long as any shares of Series D Preferred Stock remain outstanding, the vote or consent of the holders of at least 66  2/3% of the shares of Series D Preferred Stock shall be necessary to (1) issue, authorize or increase the authorized amount of, or to issue or authorize any obligation or security convertible into or evidencing the right to purchase, any class or series of stock ranking senior to the Series D Preferred Stock and all other parity stock with respect to payment of dividends or the distribution of assets upon our liquidation, dissolution or winding up; or (2) to amend our certificate of incorporation or the Certificate of Designations of the Series D Preferred Stock or any other series of preferred stock so as to materially and adversely affect the powers, preferences, privileges or rights of the Series D Preferred Stock, taken as a whole.

DESCRIPTION OF SERIES F PREFERRED STOCK

The depositary will be the sole holder of the Series F Preferred Stock, as described under “Description of Depositary Shares” below, and all references in this prospectus supplement to the holders of the Series F Preferred Stock shall mean the depositary. However, the holders of depositary shares will be entitled, through the depositary, to exercise the rights and preferences of the holders of the Series F Preferred Stock, as described under “Description of Depositary Shares.”

This prospectus supplement summarizes specific terms and provisions of the Series F Preferred Stock. Terms that apply generally to our preferred stock are described in the “Description of Capital Stock” section of this prospectus supplement. The following summary of the terms and provisions of the Series F Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of our Restated Certificate of Incorporation, as amended, and the Certificate of Designations creating the Series F Preferred Stock, which will be included as an exhibit to documents filed with the SEC.

Our authorized capital stock includes 50,000,000 shares of preferred stock, par value $1.00 per share. The board of directors is authorized to issue preferred stock in one or more series, to fix the number of shares in each series, and to determine the designations and preferences, limitations and relative rights of each series, including dividend rates, terms of redemption, liquidation preferences, sinking fund requirements, conversion rights, voting rights, and whether the preferred stock can be issued as a share dividend with respect to another class or series of shares, all without any vote or other action on the part of stockholders. This power is limited by applicable laws or regulations and may be delegated to a committee of the board of directors.

The Series F Preferred Stock is a single series of authorized preferred stock consisting of                 shares, all of which are being initially offered hereby. We may from time to time, without notice to or the consent of holders of the Series F Preferred Stock, issue additional shares of preferred stock.

Shares of the Series F Preferred Stock will rank senior to our common stock, equally with our Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock (if and when issued and outstanding) and Series D Preferred Stock and at least equally with each other series of our preferred stock we may issue (except for any senior series that may be issued with the requisite consent of the holders of the Series F Preferred Stock and all other parity stock), with respect to the payment of dividends and distributions of assets upon liquidation, dissolution or winding up. In addition, we will generally be able to pay dividends and distributions upon liquidation, dissolution or winding up only out of lawfully available assets for such payment (i.e., after taking account of all indebtedness and other non-equity claims). The Series F Preferred Stock will be fully paid and nonassessable when issued. Holders of Series F Preferred Stock will not have preemptive or subscription rights to acquire more capital stock of U.S. Bancorp.

The Series F Preferred Stock will not be convertible into, or exchangeable for, shares of any other class or series of stock or other securities of U.S. Bancorp. The Series F Preferred Stock has no stated maturity and will not be subject to any sinking fund or other obligation of U.S. Bancorp to redeem or repurchase the Series F Preferred Stock.

The shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock (if and when issued and outstanding) and Series D Preferred Stock rank equally with the Series F Preferred Stock as to dividends and distributions on liquidation and include the same provisions with respect to restrictions on declaration and payment of dividends as apply to the Series F Preferred Stock. Holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock (if and when issued and outstanding) and Series D Preferred Stock will be entitled to receive quarterly dividends when, as and if declared by our board of directors or a duly authorized committee of the board of directors.

Dividends

Dividends on shares of the Series F Preferred Stock will not be mandatory. Holders of the Series F Preferred Stock will be entitled to receive, if, when and as declared by our board of directors out of legally available assets, non-cumulative cash dividends on the liquidation preference, which is $25,000 per share of Series F Preferred Stock. These dividends will be payable quarterly in arrears on each January 15, April 15, July 15 or October 15, such date being referred to herein as a dividend payment date. The period from and including the date of issuance of the Series F Preferred Stock or any dividend payment date to but excluding the next dividend payment date is referred to herein as a dividend period. Dividends on each share of Series F Preferred Stock will accrue on the liquidation preference amount of $25,000 per share (equivalent to $25 per depositary share) (1) from the date of issuance to but excluding January 15, 2022 at a rate per annum equal to                 % and (2) thereafter for each related dividend period at a rate per annum equal to three-month LIBOR (as described below) plus a spread of                 %. In the event that we issue additional shares of Series F Preferred Stock after the original issue date, dividends on such shares will accrue from the original issue date of such additional shares. Notwithstanding the foregoing, dividends on the Series F Preferred Stock shall not be declared, paid or set aside for payment to the extent such act would cause us to fail to comply with laws and regulations applicable thereto, including applicable capital adequacy guidelines.

Dividends will be payable to holders of record of Series F Preferred Stock as they appear on our books on the applicable record date, which shall be the last business day of the calendar month immediately preceding the month during which the dividend payment date falls. The corresponding record dates for the depositary shares will be the same as the record dates for the Series F Preferred Stock.

A dividend period is the period from and including a dividend payment date to but excluding the next dividend payment date, except that the initial dividend period will commence on and include the original issue date of the Series F Preferred Stock. Dividends payable for any dividend period prior to January 15, 2022 will be calculated on the basis of a 360-day year consisting of twelve 30-day months and dividends for periods beginning on or after such date will be calculated on the basis of a 360-day year and the number of days actually elapsed. If any date on which dividends would otherwise be payable is not a business day, then the dividend payment date will be the next succeeding business day.

For any dividend period beginning on or after January 15, 2022, three-month LIBOR shall be determined by the calculation agent on the second London business day immediately preceding the first day of such dividend period in the following manner:

•

Three-month LIBOR will be the offered rate per annum for three-month deposits in U.S. dollars, commencing on the first day of such period, as that rate appears on Reuters Screen LIBOR01 Page as of 11:00 a.m. (London time), on the second London banking day immediately preceding the first day of such dividend period.

•

If the rate described above does not appear on Reuters Screen LIBOR01 Page, three-month LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars for a three-month period commencing on the first day of that dividend period and in a principal amount of not less than $1,000,000 are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by us, at approximately 11:00 a.m. (London time), on the second London banking day preceding the first day of that dividend period. The calculation agent will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, three-month LIBOR with respect to that dividend period will be the arithmetic mean of such quotations.

•

If fewer than two quotations are provided as described above, three-month LIBOR will be the arithmetic mean of the rates quoted by three major banks in New York, New York, selected by the calculation agent, at approximately 11:00 a.m. (New York City time), on the first day of that dividend period for loans in U.S. dollars to leading European banks for a three-month period commencing on the first day of that dividend period and in a principal amount of not less than $1,000,000.

•

If fewer than three banks are not quoting as described above, three-month LIBOR for the new dividend period will be three-month LIBOR in effect for the prior dividend period or, in the case of the first dividend period beginning on or after January 15, 2022, the most recent rate that could have been determined had the dividend rate been a floating rate during the period prior to January 15, 2022.

The calculation agent’s determination of any dividend rate, and its calculation of the amount of dividends for any dividend period, will be on file at our principal offices, will be made available to any holder of Series F Preferred Stock upon request and will be final and binding in the absence of manifest error.

In this subsection, we use several terms that have special meanings relevant to calculating three-month LIBOR. We define these terms as follows:

The term “business day” means each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions are not authorized or obligated by law, regulation or executive order to close in New York, New York.

The term “London banking day” means a day on which commercial banks are open for general business (including dealings in deposits in U.S. dollars) in London, England.

The term “Reuters Screen LIBOR01 Page” means the display designated on the Reuters 3000 Xtra (or such other page as may replace that page on that service or such other service as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits).

Dividends on shares of Series F Preferred Stock will not be cumulative. Accordingly, if the board of directors or a duly authorized committee of the board, does not declare a dividend on the Series F Preferred Stock payable in respect of any dividend period before the related dividend payment date, such dividend will not accrue and we will have no obligation to pay a dividend for that dividend period on the dividend payment date or at any future time, whether or not dividends on the Series F Preferred Stock are declared for any future dividend period. So long as any share of Series F Preferred Stock remains outstanding, (1) no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any junior stock (other than a dividend payable solely in junior stock), (2) no shares of junior stock shall be repurchased, redeemed or otherwise acquired for consideration by us, directly or indirectly (other than as a result of a reclassification of junior stock for or into other junior stock, or the exchange or conversion of one share of junior stock for or into another share of junior stock, and other than through the use of the proceeds of a substantially contemporaneous sale of other shares of junior stock) nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by us and (3) no shares of parity stock shall be repurchased, redeemed or otherwise acquired for consideration by us otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series F Preferred Stock and such parity stock except by conversion into or exchange for junior stock, during a dividend period, unless, in each case, the full dividends for the then-current dividend period on all outstanding shares of Series F Preferred Stock have been declared and paid or declared and a sum sufficient for the payment thereof has been set aside.

As used in this prospectus supplement, “junior stock” means our common stock and any other class or series of stock of U.S. Bancorp hereafter authorized over which Series F Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of U.S. Bancorp.

When dividends are not paid in full upon the shares of Series F Preferred Stock and any parity stock, all dividends declared upon shares of Series F Preferred Stock and any parity stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current dividend period per share on Series F Preferred Stock, and accrued dividends, including any accumulations, on any parity stock, bear to each other.

As used in this prospectus supplement, “parity stock” means any other class or series of stock of U.S. Bancorp that ranks equally with the Series F Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of U.S. Bancorp. Parity stock includes the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock (if and when issued and outstanding) and Series D Preferred Stock.

Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise), as may be determined by our board of directors or a duly authorized committee of the board, may be declared and paid on our common stock and any other stock ranking equally with or junior to the Series F Preferred Stock from time to time out of any assets legally available for such payment, and the holders of Series F Preferred Stock shall not be entitled to participate in any such dividend.

Liquidation Rights

Upon any voluntary or involuntary liquidation, dissolution or winding up of U.S. Bancorp, holders of the Series F Preferred Stock are entitled to receive out of assets of U.S. Bancorp available for distribution to stockholders, after satisfaction of liabilities to creditors and subject to the rights of holders of any securities ranking senior to the Series F Preferred Stock, before any distribution of assets is made to holders of common stock or of any of our other shares of stock ranking junior as to such a distribution to the shares of Series F Preferred Stock, a liquidating distribution in the amount of the liquidation preference of $25,000 per share (equivalent to $25 per depositary share) plus declared and unpaid dividends, without accumulation of any undeclared dividends. Holders of the Series F Preferred Stock will not be entitled to any other amounts from us after they have received their full liquidating distribution.

In any such distribution, if the assets of U.S. Bancorp are not sufficient to pay the liquidation preferences plus declared and unpaid dividends in full to all holders of the Series F Preferred Stock and all holders of any other shares of our stock ranking equally as to such distribution with the Series F Preferred Stock, the amounts paid to the holders of Series F Preferred Stock and to the holders of all such other stock will be paid pro rata in accordance with the respective aggregate liquidating distribution owed to those holders. If the liquidation preference plus declared and unpaid dividends has been paid in full to all holders of Series F Preferred Stock and any other shares of our stock ranking equally as to the liquidation distribution, the holders of our junior stock shall be entitled to receive all remaining assets of U.S. Bancorp according to their respective rights and preferences.

For purposes of this section, the merger or consolidation of U.S. Bancorp with any other entity, including a merger or consolidation in which the holders of Series F Preferred Stock receive cash, securities or property for their shares, or the sale, lease or exchange of all or substantially all of the assets of U.S. Bancorp for cash, securities or other property, shall not constitute a liquidation, dissolution or winding up of U.S. Bancorp.

Redemption

The Series F Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provision. The Series F Preferred Stock is not redeemable prior to January 15, 2022. On and after that date, the Series F Preferred Stock will be redeemable at our option, in whole or in part, at a redemption price equal to $25,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends. Holders of Series F Preferred Stock will have no right to require the redemption or repurchase of the Series F Preferred Stock.

Notwithstanding the foregoing, within 90 days following the occurrence of a “regulatory capital treatment event,” we may, at our option, subject to the approval of the appropriate federal banking agency, redeem, at any time, all (but not less than all) of the shares of Series F Preferred Stock at the time outstanding at a redemption price equal to $25,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends.

A “regulatory capital treatment event” means the good faith determination by us that, as a result of any

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amendment to, or change (including any announced prospective change) in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of Series F Preferred Stock; or

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official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of any share of Series F Preferred Stock, there is more than an insubstantial risk that we will not be entitled to treat the full liquidation value of the shares of Series F Preferred Stock then outstanding as tier 1 capital (or its equivalent) for purposes of the capital adequacy guidelines of the Federal Reserve’s Regulation Y, 12 CFR 225 (or, as and if applicable, the capital adequacy guidelines or regulations of any appropriate successor federal banking agency), as then in effect and applicable, for as long as any share of Series F Preferred Stock is outstanding.

If shares of the Series F Preferred Stock are to be redeemed, the notice of redemption shall be given by first class mail to the holders of record of the Series F Preferred Stock to be redeemed, mailed not less than 30 days nor more than 60 days prior to the date fixed for redemption thereof (provided that, if the depositary shares representing the Series F Preferred Stock are held in book-entry form through The Depository Trust Company, or “DTC,” we may give such notice in any manner permitted by the DTC). Each notice of redemption will include a statement setting forth: (1) the redemption date; (2) the number of shares of the Series F Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; (4) the place or places where the certificates evidencing shares of Series F Preferred Stock are to be surrendered for payment of the redemption price; and (5) that dividends on the shares to be redeemed will cease to accrue on the redemption date. If notice of redemption of any shares of Series F Preferred Stock has been duly given and if the funds necessary for such redemption have been set aside by us for the benefit of the holders of any shares of Series F Preferred Stock so called for redemption, then, on and after the redemption date, dividends will cease to accrue on such shares of Series F Preferred Stock, such shares of Series F Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price. See “Description of Depositary Shares” below for information about redemption of the depositary shares relating to our Series F Preferred Stock.

In case of any redemption of only part of the shares of the Series F Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or in such other manner as we may determine to be fair and equitable.

Under the Federal Reserve’s risk-based capital guidelines applicable to bank holding companies, any redemption of the Series F Preferred Stock is subject to prior approval of the Federal Reserve. See “Risk Factors — Investors should not expect us to redeem the Series F Preferred Stock on the date it becomes redeemable or on any particular date after it becomes redeemable” in this prospectus supplement.

We have entered into replacement capital covenants in connection with previous issuances of preferred stock and junior subordinated debt securities. In such replacement capital covenants, we agreed, for the benefit of holders of a designated series of indebtedness that ranks senior to such preferred stock or junior subordinated debt securities or, in certain limited cases, holders of a designated series of indebtedness of U.S. Bank National Association, that neither we nor any of our subsidiaries would repay, redeem or purchase such preferred stock, junior subordinated debt securities or any related capital securities unless (1) we have obtained the prior approval of the Federal Reserve if such approval is then required under the Federal Reserve’s capital guidelines applicable to bank holding companies and (2) we or our subsidiaries have received sufficient proceeds from the sale of certain equity or equity-like securities. Although we will not enter into a replacement capital covenant in respect of the Series F Preferred Stock when issued, we may in the future choose to make such a covenant with respect to some or all of the shares of Series F Preferred Stock then outstanding in favor of a specified class or classes of our indebtedness without the consent of the holders of the Series F Preferred Stock or depositary shares. If we were to make such a replacement capital covenant, there could be circumstances in which it would be in the interest of both you and us that some or all of the shares of Series F Preferred Stock be redeemed, and sufficient cash is available for that purpose, but we would be restricted from doing so because we have not satisfied this requirement. In addition, if we should choose to enter into a replacement capital covenant, the trading prices for the depositary shares could be adversely affected.

Voting Rights

Except as provided below, the holders of the Series F Preferred Stock will have no voting rights.

Whenever dividends on any shares of the Series F Preferred Stock or any other class or series of preferred stock that ranks on parity with the Series F Preferred Stock as to payment of dividends, and upon which similar voting rights have been conferred and are exercisable, shall have not been declared and paid for an amount equal to six or more dividend payments, whether or not for consecutive dividend periods (a “Nonpayment”), the holders of the Series F Preferred Stock (together with holders of any and all other classes of our authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) will be entitled to vote as a single class for the election of a total of two additional members of our board of directors (the “Preferred Directors”), provided that the election of any such directors shall not cause us to violate the corporate governance requirement of the New York Stock Exchange (or any other exchange on which our securities may be listed) that listed companies must have a majority of independent directors and provided further that our board of directors shall at no time include more than two Preferred Directors. In that event, the number of directors on our board of directors shall automatically increase by two and, at the request of any holder of Series F Preferred Stock, a special meeting of the holders of Series F Preferred Stock and any other class or series of preferred stock that ranks on parity with Series F Preferred Stock as to payment of dividends and for which dividends have not been paid, shall be called for the election of the two directors (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which event such election shall be held at such next annual or special meeting of stockholders), followed by such election at each subsequent annual meeting. These voting rights will continue until full dividends have been paid regularly on the shares of the Series F Preferred Stock and any other class or series of preferred stock that ranks on parity with the Series F Preferred Stock as to payment of dividends for at least four consecutive dividend periods following the Nonpayment.

If and when full dividends have been regularly paid for at least four consecutive dividend periods following a Nonpayment on the Series F Preferred Stock and any other class or series of preferred stock that ranks on parity with the Series F Preferred Stock as to payment of dividends, the holders of the Series F Preferred Stock shall be divested of the foregoing voting rights (subject to revesting in the event of each subsequent Nonpayment) and the term of office of each Preferred Director so elected shall terminate and the number of directors on the board of directors shall automatically decrease by two. Any Preferred Director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of the Series F Preferred Stock (together with holders of any and all other classes of our authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) when they have the voting rights described above. So long as a Nonpayment shall continue, any vacancy in the office of a Preferred Director (other than prior to the initial election of the Preferred Directors) may be filled by the written consent of the Preferred Director remaining in office, or if none remains in office, by a vote of the holders of the outstanding shares of Series F Preferred Stock (together with holders of any and all other class of our authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) to serve until the next annual meeting of stockholders. The Preferred Directors shall each be entitled to one vote per director on any matter.

If the holders of Series F Preferred Stock become entitled to vote for the election of directors, the Series F Preferred Stock may be considered a class of voting securities under interpretations adopted by the Federal Reserve. As a result, certain holders of Series F Preferred Stock may become subject to regulations under the Bank Holding Company Act and/or certain acquisitions of Series F Preferred Stock may be subject to prior approval by the Federal Reserve.

So long as any shares of Series F Preferred Stock remain outstanding:

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the affirmative vote or consent of the holders of at least 66  2/3% of all of the shares of the Series F Preferred Stock and all other parity stock, at the time outstanding, voting as a single class without regard to series, shall be required to issue, authorize or increase the authorized amount of, or to issue or authorize any obligation or security convertible into or evidencing the right to purchase, any class or series of stock ranking senior to the Series F Preferred Stock and all other parity stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of U.S. Bancorp; and

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the affirmative vote or consent of the holders of at least 66  2/3% of all of the shares of the Series F Preferred Stock at the time outstanding, voting separately as a class, shall be required to amend the provisions of U.S. Bancorp’s Restated Certificate of Incorporation, as amended, or the Certificate of Designations of the Series F Preferred Stock or any other series of preferred stock so as to materially and adversely affect the powers, preferences, privileges or rights of the Series F Preferred Stock, taken as a whole; provided, however, that any increase in the amount of the authorized or issued Series F Preferred Stock or authorized preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock ranking equally with and/or junior to the Series F Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon liquidation, dissolution or winding up of U.S. Bancorp will not be deemed to adversely affect the powers, preferences, privileges or rights of the Series F Preferred Stock.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series F Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside by us for the benefit of the holders of the Series F Preferred Stock to effect such redemption.

Registrar

U.S. Bank National Association will be the registrar, dividend disbursing agent and redemption agent for the Series F Preferred Stock.

Calculation Agent

U.S. Bank National Association will be the calculation agent for the Series F Preferred Stock.

DESCRIPTION OF DEPOSITARY SHARES

In this prospectus supplement, references to “holders” of depositary shares mean those who own depositary shares registered in their own names, on the books that we or the depositary maintain for this purpose, and not indirect holders who own beneficial interests in depositary shares registered in street name or issued in book-entry form through DTC. Please review the special considerations that apply to indirect holders described in the “Book-Entry Issuance” section of this prospectus supplement.

This prospectus supplement summarizes specific terms and provisions of the depositary shares relating to our Series F Preferred Stock. As described above under “Description of Series F Preferred Stock,” we are issuing fractional interests in shares of preferred stock in the form of depositary shares. Each depositary share will represent a 1/1,000th ownership interest in a share of Series F Preferred Stock, and will be evidenced by a depositary receipt. The shares of Series F Preferred Stock represented by depositary shares will be deposited under a deposit agreement among U.S. Bancorp, U.S. Bank National Association, as depositary, and the holders from time to time of the depositary receipts evidencing the depositary shares. Subject to the terms of the deposit agreement, each holder of a depositary share will be entitled, through the depositary, in proportion to the applicable fraction of a share of Series F Preferred Stock represented by such depositary share, to all the rights and preferences of the Series F Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights).

Immediately following the issuance of the Series F Preferred Stock, we will deposit the Series F Preferred Stock with the depositary, which will then issue the depositary shares to the underwriters. Copies of the forms of deposit agreement and the depositary receipt may be obtained from us upon request and in the manner described in the “Where You Can Find More Information” section of the accompanying prospectus.

Dividends and Other Distributions

The depositary will distribute any cash dividends or other cash distributions received in respect of the deposited Series F Preferred Stock to the record holders of depositary shares relating to the underlying Series F Preferred Stock in proportion to the number of depositary shares held by the holders. The depositary will distribute any property received by it other than cash to the record holders of depositary shares entitled to those distributions, unless it determines that the distribution cannot be made proportionally among those holders or that it is not feasible to make a distribution. In that event, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders of the depositary shares in proportion to the number of depositary shares they hold.

Record dates for the payment of dividends and other matters relating to the depositary shares will be the same as the corresponding record dates for the Series F Preferred Stock.

The amounts distributed to holders of depositary shares will be reduced by any amounts required to be withheld by the depositary or by us on account of taxes or other governmental charges.

Redemption of Depositary Shares

If we redeem the Series F Preferred Stock represented by the depositary shares, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption of the Series F Preferred Stock held by the depositary. The redemption price per depositary share will be equal to 1/1,000th of the redemption price per share payable with respect to the Series F Preferred Stock (or $25 per depositary share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends. Whenever we redeem shares of Series F Preferred Stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing shares of Series F Preferred Stock so redeemed.

In case of any redemption of less than all of the outstanding depositary shares, the depositary shares to be redeemed will be selected by the depositary pro rata or in such other manner determined by the depositary to be equitable. In any such case, we will redeem depositary shares only in increments of 1,000 shares and any multiple thereof.

Voting the Series F Preferred Stock

When the depositary receives notice of any meeting at which the holders of the Series F Preferred Stock are entitled to vote, the depositary will mail the information contained in the notice to the record holders of the depositary shares relating to the Series F Preferred Stock. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the Series F Preferred Stock, may instruct the depositary to vote the amount of the Series F Preferred Stock represented by the holder’s depositary shares. To the extent possible, the depositary will vote the amount of the Series F Preferred Stock represented by depositary shares in accordance with the instructions it receives. We will agree to take all reasonable actions that the depositary determines are necessary to enable the depositary to vote as instructed. If the depositary does not receive specific instructions from the holders of any depositary shares representing the Series F Preferred Stock, it will vote all depositary shares of that series held by it proportionately with instructions received.

We intend to apply to list the depositary shares on the New York Stock Exchange. If the application is approved, we expect trading to begin within 30 days of the initial delivery of the depositary shares. We do not expect that there will be any separate public trading market for the shares of the Series F Preferred Stock except as represented by the depositary shares.

Form of Preferred Stock and Depositary Shares

The depositary shares shall be issued in book-entry form through DTC, as described in “Book-Entry Issuance” in this prospectus supplement. The Series F Preferred Stock will be issued in registered form to the depositary as described in “Description of Series F Preferred Stock” in this prospectus supplement.

BOOK-ENTRY ISSUANCE

DTC will act as securities depositary for all of the depositary shares. We will issue the depositary shares only as fully-registered securities registered in the name of Cede & Co. (DTC’s nominee). We will issue and deposit with DTC one or more fully-registered global certificates for the depositary shares representing, in the aggregate, the total number of the depositary shares to be sold in this offering.

DTC has advised us that it is a limited purpose trust company organized under the New York Banking Law, a banking organization under the meaning of the New York Banking Law, a member of the Federal Reserve System, a clearing corporation under the meaning of the New York Uniform Commercial Code, and a clearing agency registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, like transfers and pledges, in deposited securities through electronic computerized book-entry changes in the participants’ accounts, eliminating in this manner the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc. and the Financial Industry Regulatory Authority, Inc. Others, like securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly, are indirect participants and also have access to the DTC system. The rules applicable to DTC and its participants are on file with the SEC.

Clearstream has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participants and facilitates the clearance and settlement of securities transactions between its participants through electronic book-entry transfers between their accounts. Clearstream provides its participants with, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in several countries through established depository and custodial relationships. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector, also known as the Commission de Surveillance du Secteur Financier. Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Clearstream’s participants in the U.S. are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to other institutions such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with Clearstream participants. Distributions with respect to interests in global securities held through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Euroclear has advised us that it was created in 1968 to hold securities for its participants and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear operator”) under contract with Euroclear plc, a U.K. corporation. Euroclear participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

Purchases of depositary shares within the DTC system must be made by or through direct participants, who will receive a credit for the depositary shares on DTC’s records. The ownership interest of each actual purchaser of each depositary share is in turn to be recorded on the direct and indirect participants’ records. DTC will not send written confirmation to beneficial owners of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased depositary shares. Transfers of ownership interests in the depositary shares are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in depositary shares, unless the book-entry system for the depositary shares is discontinued. Interests held through Clearstream and Euroclear will be recorded on DTC’s books as being held by the U.S. depositary for each of Clearstream and Euroclear, which U.S. depositaries will in turn hold interests on behalf of their participants’ customers’ securities accounts.

DTC has no knowledge of the actual beneficial owners of the depositary shares. DTC’s records reflect only the identity of the direct participants to whose accounts the depositary shares are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners and the voting rights of direct participants, indirect participants and beneficial owners, subject to any statutory or regulatory requirements as is in effect from time to time, will be governed by arrangements among them.

We will send redemption notices to Cede & Co. as the registered holder of the depositary shares. If less than all of these depositary shares are redeemed, DTC’s current practice is to determine by lot the amount of the interest of each direct participant to be redeemed.

Although voting on the depositary shares is limited to the holders of record of the depositary shares, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote on depositary shares. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to direct participants for whose accounts the depositary shares are credited on the record date (identified in a listing attached to the omnibus proxy).

We will make distribution payments on the depositary shares to DTC. DTC’s practice is to credit direct participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payments on the payment date. Standing instructions and customary practices will govern payments from participants to beneficial owners. Subject to any statutory or regulatory requirements, participants, and neither DTC nor we, will be responsible for the payment. We and any paying agent will be responsible for payment of distributions to DTC. Direct and indirect participants are responsible for the disbursement of the payments to the beneficial owners.

DTC may discontinue providing its services as securities depositary on any of the depositary shares at any time by giving reasonable notice to us. If a successor securities depositary is not obtained, final depositary shares certificates must be printed and delivered. We may at our option decide to discontinue the use of the system of book-entry transfers through DTC (or a successor depositary). After an event of default, the holders of a majority in liquidation preference or aggregate principal amount of depositary shares may discontinue the system of book-entry transfers through DTC. In this case, final certificates for the depositary shares will be printed and delivered.

We have obtained the information in this section about DTC and DTC’s book-entry system from sources that we believe to be accurate, but we assume no responsibility for the accuracy of the information. We have no responsibility for the performance by DTC or its participants of their respective obligations as described in this prospectus supplement or under the rules and procedures governing their respective operations.

“Beneficial owner” refers to the ownership interest of each actual purchaser of each depositary share.

“Direct participants” refers to securities brokers and dealers, banks, trust companies, clearing corporations and other organizations who, with the New York Stock Exchange, Inc. and the Financial Industry Regulatory Authority, Inc., own DTC. Purchases of depositary shares within the DTC system must be made by or through direct participants who will receive a credit for the depositary shares on DTC’s records.

“Indirect participants” refers to others, like securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly, and who also have access to the DTC system.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the principal U.S. federal income tax consequences relevant to the purchase, ownership and disposition of the depositary shares. The following summary is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Department of the Treasury (“Treasury”) regulations and judicial or administrative authority, all of which are subject to change, possibly with retroactive effect. State, local and foreign tax consequences are not summarized, nor are tax consequences to special classes of investors including, but not limited to, tax-exempt organizations, insurance companies, banks or other financial institutions, partnerships or other entities classified as partnerships for U.S. federal income tax purposes, dealers in securities or currencies, regulated investment companies, real estate investment trusts, persons whose functional currency is not the U.S. dollar, U.S. expatriates, persons liable for the alternative minimum tax, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, and persons that will hold the depositary shares as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction. Tax consequences may vary depending upon the particular status of an investor. The summary is limited to taxpayers who will hold the depositary shares as “capital assets” and who purchase the depositary shares in the initial offering at the initial offering price. Each potential investor should consult with its own tax adviser as to the U.S. federal, state, local, foreign and any other tax consequences of the purchase, ownership, conversion and disposition of the depositary shares.

Beneficial owners of depositary shares will be treated as owners of the underlying Series F Preferred Stock for U.S. federal income tax purposes.

U.S. Holders

The discussion in this section is addressed to a U.S. holder, which for this purpose means a beneficial owner of depositary shares that is, for U.S. federal income tax purposes, (1) an individual citizen or resident of the United States, (2) a corporation (or other entity treated as a corporation for U.S. federal tax purposes) created or organized in or under the laws of the United States or of any state thereof or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust if (i) a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions or (ii) it has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

Dividends. Distributions with respect to the depositary shares will be taxable as dividend income when paid to the extent of our current and accumulated earnings and profits as determined for U.S. federal income tax purposes. To the extent that the amount of a distribution with respect to the depositary shares exceeds our current and accumulated earnings and profits, such distribution will be treated first as a tax-free return of capital to the extent of the U.S. holder’s adjusted tax basis in such depositary shares, and thereafter as capital gain.

Subject to certain exceptions for short-term and hedged positions, distributions constituting dividend income received by an individual U.S. holder in respect of the depositary shares before January 1, 2013 will generally represent “qualified dividend income,” which will be subject to taxation at a maximum rate of 15% (or a lower rate for individuals in certain tax brackets). In addition, subject to similar exceptions for short-term and hedged positions, distributions on the depositary shares constituting dividend income paid to holders that are U.S. corporations will generally qualify for the 70% dividends-received deduction. A U.S. holder should consult its own tax advisers regarding the availability of the reduced dividend tax rate and the dividends-received deduction in the light of its particular circumstances.

Dispositions. A U.S. holder will generally recognize capital gain or loss on a sale or exchange of the depositary shares equal to the difference between the amount realized upon the sale or exchange and such U.S. holder’s adjusted tax basis in the shares sold or exchanged. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for the shares sold or exchanged is more than one year. Long-term capital gains of noncorporate taxpayers are generally taxed at a lower maximum marginal tax rate than the maximum marginal tax rate applicable to ordinary income. The deductibility of net capital losses is subject to limitations.

Information reporting and backup withholding on U.S. holders. Certain U.S. holders may be subject to backup withholding with respect to the payment of dividends on the depositary shares and to certain payments of proceeds on the sale or redemption of the depositary shares unless such U.S. holders provide proof of an applicable exemption or a correct taxpayer identification number, and otherwise comply with applicable requirements of the backup withholding rules.

Any amount withheld under the backup withholding rules from a payment to a U.S. holder is allowable as a credit against such holder’s U.S. federal income tax, which may entitle the U.S. holder to a refund, provided that the U.S. holder provides the required information to the Internal Revenue Service (the “IRS”) in a timely manner. Moreover, certain penalties may be imposed by the IRS on a U.S. holder who is required to furnish information but does not do so in the proper manner.

Information returns will generally be filed with the IRS in connection with the payment of dividends on the depositary shares to non-corporate U.S. holders and certain payments of proceeds to non-corporate U.S. holders on the sale or redemption of the depositary shares.

Recent Legislation Affecting U.S. Holders. For taxable years beginning after December 31, 2012, a U.S. holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% Medicare tax on the lesser of (1) the U.S. holder’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A holder’s net investment income will generally include its dividend income and its net gains from the disposition of depositary shares, unless such dividend income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. holder that is an individual, estate, or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the depositary shares.

Non-U.S. Holders

The discussion in this section is addressed to non-U.S. holders of the depositary shares. For this purpose, a non-U.S. holder is a beneficial owner of depositary shares other than a U.S. holder or partnership.

Dividends. Generally, dividends paid to a non-U.S. holder with respect to the depositary shares will be subject to U.S. federal income and withholding tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty (provided the non-U.S. holder furnishes the payor with a properly completed IRS Form W-8BEN certifying that such holder is eligible for treaty benefits), unless the dividends are effectively connected with a trade or business carried on by the non-U.S. holder within the United States and, if a tax treaty applies, are attributable to a U.S. permanent establishment maintained by the non-U.S. holder (and the non-U.S. holder provides the payor with a properly completed IRS Form W-8ECI). Dividends that are effectively connected with such trade or business (and, if a tax treaty applies, are attributable to a U.S. permanent establishment maintained by the non-U.S. holder) will generally be subject to U.S. federal income tax on a net basis at applicable individual or corporate rates and, in the case of a non-U.S. holder that is a corporation, may be subject to a “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder eligible for a reduced rate of U.S. withholding tax pursuant to an applicable income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Dispositions. A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on gain realized on the sale, exchange or redemption of the depositary shares so long as:

•

the gain is not effectively connected with a U.S. trade or business of the non-U.S. holder (or if a tax treaty applies, the gain is not attributable to a U.S. permanent establishment maintained by such non-U.S. holder);

•

in the case of a nonresident alien individual, such non-U.S. holder is not present in the United States for 183 or more days in the taxable year of the sale or disposition (or else the gain may be subject to tax if certain other conditions are met); and

•

we have not been a “U.S. real property holding corporation” for U.S. federal income tax purposes during the shorter of the non-U.S. holder’s holding period or the five-year period ending on the date of disposition of the depositary shares, or certain other conditions are met. We do not believe that we currently are a U.S. real property holding corporation or that we will become one in the future.

Information reporting and backup withholding on non-U.S. holders. Payment of dividends and the tax withheld with respect thereto are subject to information reporting requirements. These information reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable income tax treaty, or withholding was not required because the dividends were effectively connected with a trade or business in the United States conducted by the non-U.S. holder. Copies of the information returns reporting such dividends and withholding may also be made available by the IRS under the provisions of an applicable income tax treaty or agreement to the tax authorities in the country in which the non-U.S. holder resides. U.S. backup withholding will generally apply on payment of dividends to non-U.S. holders unless such non-U.S. holders furnish to the payor an IRS Form W-8BEN (or other applicable form) certifying as to their non-U.S. status, or such non-U.S. holders otherwise establish an exemption.

Payment by a U.S. office of a broker of the proceeds of a sale of the depositary shares is subject to both backup withholding and information reporting unless the non-U.S. holder, or beneficial owner thereof, as applicable, certifies that it is a non-U.S. holder on IRS Form W-8BEN (or other applicable form), or otherwise establishes an exemption. Subject to certain limited exceptions, backup withholding and information reporting generally will not apply to a payment of proceeds from the sale of the depositary shares if such sale is effected through a foreign office of a broker.

Recent legislation relating to foreign accounts. Recently enacted legislation generally will impose a 30% withholding tax on dividend income and the gross proceeds of a disposition of the depositary shares paid to certain foreign entities. Under guidance issued by Treasury and the IRS, this legislation will apply to dividends paid on depositary shares after December 31, 2013, and to gross proceeds from dispositions of depositary shares after December 31, 2014. Generally, if a foreign financial entity enters into an agreement with the U.S. government to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution, then this withholding tax would not be applicable. Similarly, if a non-financial foreign entity provides the withholding agent with a certification identifying the substantial U.S. owners of the entity, then this withholding tax would generally be waived. You should consult your tax advisor regarding the potential application and impact of these new requirements based on your particular circumstances.

UNDERWRITING

Morgan Stanley & Co. LLC, Goldman, Sachs & Co. and U.S. Bancorp Investments, Inc. are acting as representative of the underwriters named below. Under the terms and subject to the conditions contained in an underwriting agreement, dated the date of this prospectus supplement, each of the underwriters has severally agreed to purchase from us, and we have agreed to sell to that underwriter, the number of depositary shares listed next to its name in the following table:

Name	Number of Depositary Shares
Morgan Stanley & Co. LLC
Goldman, Sachs & Co.
U.S. Bancorp Investments, Inc.

Total

The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the depositary shares offered by this prospectus supplement and the accompanying prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. The underwriters are obligated to take and pay for all of the depositary shares offered by this prospectus supplement and the accompanying prospectus if any shares are taken. However, the underwriters are not required to take or pay for the depositary shares that are covered by the underwriters’ option to purchase additional depositary shares described below. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

The underwriters propose to offer some of the depositary shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement and may offer some of the depositary shares to dealers at the public offering price less a concession not to exceed $                 per depositary share. After the initial offering of the depositary shares to the public, the representatives may change the public offering price, concession and discount.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an aggregate of              additional depositary shares at the public offering price listed on the cover page of this prospectus supplement, less underwriting discounts and commissions. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional depositary shares as the number listed next to the underwriter’s name in the preceding table bears to the total number of depositary shares listed next to the names of all underwriters in the preceding table.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional depositary shares.

Paid by U.S. Bancorp
	No Exercise	Exercise
Per depositary share(1)	$	$

(1)	We will pay the underwriters compensation of $ per depositary share for sales to retail investors. As a result of such sales, the total underwriting discount will increase, and the total proceeds to us will decrease, by $ .

The expenses of the offering, not including the underwriting discount, are estimated to be approximately $                .

Prior to this offering, there has been no public market for the depositary shares. We do not expect that there will be any separate public trading market for the shares of the Series F Preferred Stock except as represented by the depositary shares. We intend to apply to list the depositary shares on the New York Stock Exchange under the symbol “USB PrM.” If approved, we expect trading of the depositary shares on the New York Stock Exchange to begin within the 30-day period after the initial delivery of the depositary shares.

To facilitate the offering of the depositary shares, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the depositary shares. Specifically, the underwriters may sell more depositary shares than they are obligated to purchase under the underwriting agreement, creating a naked short position. The underwriters must close out any naked short position by purchasing depositary shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the depositary shares in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the underwriters may bid for, and purchase, depositary shares in the open market to stabilize the price of the depositary shares. These activities may raise or maintain the market price of the depositary shares above independent market levels or prevent or retard a decline in the market price of the depositary shares. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased depositary shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

In general, purchases of a security for the purpose of stabilizing or reducing a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the depositary shares. In addition, neither we nor the underwriters make any representation that the underwriters will engage in such transactions or that such transactions will not be discontinued without notice, once they are commenced.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. If we are unable to provide this indemnification, we will contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and certain of their respective affiliates have performed banking, investment banking, custodial and advisory services for us and our affiliates, from time to time, for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

In the ordinary course of their various business activities, the underwriters and their respective affiliates have made or held, and may in the future make or hold, a broad array of investments including serving as counterparties to certain derivative and hedging arrangements, and may have actively traded, and, in the future may actively trade, debt and equity securities (or related derivative securities), and financial instruments (including bank loans) for their own account and for the accounts of their customers and may have in the past and at any time in the future hold long and short positions in such securities and instruments. Such investment and securities activities may have involved, and in the future may involve, our securities and instruments.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of depositary shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the depositary shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of depositary shares to the public in that Relevant Member State at any time:

(a) to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of depositary shares to the public” in relation to any depositary shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the depositary shares to be offered so as to enable an investor to decide to purchase or subscribe the depositary shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2010/73/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000) received by it in connection with the issue or sale of the depositary shares in circumstances in which Section 21(1) of the Financial Services and Markets Act 2000 does not apply to the Issuer; and

(b) it has complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000 with respect to anything done by it in relation to the depositary shares in, from or otherwise involving the United Kingdom.

Hong Kong

The depositary shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the depositary shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to depositary shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the depositary shares may not be circulated or distributed, nor may the depositary shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the depositary shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the depositary shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

The depositary shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any depositary shares, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Conflicts of Interest

Our affiliate, U.S. Bancorp Investments, Inc., is a member of FINRA and is participating in the distribution of our depositary shares. The distribution arrangements for this offering comply with the requirements of FINRA Rule 5121, regarding a FINRA member firm’s participation in the distribution of securities of an affiliate. In accordance with Rule 5121, no FINRA member firm that has a conflict of interest under Rule 5121 may make sales in this offering to any discretionary account without the prior approval of the customer. Our affiliates, including U.S. Bancorp Investments, Inc., may use this prospectus supplement and the accompanying prospectus in connection with offers and sales of our depositary shares in the secondary market. These affiliates may act as principal or agent in those transactions. Secondary market sales will be made at prices related to market prices at the time of sale.

LEGAL MATTERS

The validity of the depositary shares and Series F Preferred Stock and certain matters of Delaware law relating to us will be passed upon by Squire Sanders (US) LLP, Cincinnati, Ohio. Certain legal matters will be passed upon for the underwriters by Shearman & Sterling LLP, New York, New York.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010, and the effectiveness of our internal control over financial reporting as of December 31, 2010, as set forth in their reports, which are incorporated by reference in this prospectus supplement and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

PROSPECTUS

U.S. Bancorp

800 Nicollet Mall

Minneapolis, Minnesota 55402

(651) 466-3000

U.S. Bancorp

Senior Notes

Subordinated Notes

Common Stock

Preferred Stock

Depositary Shares

Debt Warrants

Equity Warrants

Units

Purchase Contracts

The securities of each class may be offered and sold by us and/or may be offered and sold, from time to time, by one or more selling securityholders to be identified in the future. We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in the securities described in the applicable prospectus supplement.

These securities will be our equity securities or unsecured obligations and will not be savings accounts, deposits or other obligations of any bank or nonbank subsidiary of ours and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

Our common stock is listed on the New York Stock Exchange under the symbol “USB.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement.

The date of this prospectus is April 21, 2011.

i

The words “USB,” “Company,” “we,” “our,” “ours” and “us” refer to U.S. Bancorp and its subsidiaries, unless otherwise stated.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the U.S. Securities and Exchange Commission, or the SEC. You may read and copy any document that we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. In addition, our SEC filings are available to the public from the SEC’s web site at http://www.sec.gov. Our SEC filings are also available at the offices of the New York Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the following documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, until we or any underwriters sell all of the securities:

•	Our Annual Report on Form 10-K for the year ended December 31, 2010.

•

Our Current Reports on Form 8-K filed January 19, 2011, January 31, 2011, February 1, 2011 (report filed under Item 8.01 of Form 8-K), February 16, 2011, March 18, 2011, April 19, 2011 (two reports) and April 20, 2011.

•

The description of our common stock set forth in our registration statement on Form 8-A filed under the Exchange Act on October 6, 1994, by First Bank System, Inc. (now known as U.S. Bancorp), including any amendment or report filed for the purpose of updating such description.

•

The description of our preferred share purchase rights contained in our registration statement on Form 8-A filed under the Exchange Act on February 28, 2001, as amended by registration statement on Form 8-A filed on December 31, 2002, including any amendment or report filed for the purpose of updating such description.

Unless otherwise stated in the applicable reports, information furnished under Item 2.02 or 7.01 of our Current Reports on Form 8-K is not incorporated by reference.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

U.S. Bancorp

800 Nicollet Mall

Minneapolis, Minnesota 55402

Attn: Investor Relations Department

(612) 303-0799 or (866) 775-9668

1

SECURITIES WE MAY OFFER

We may use this prospectus to offer securities in one or more offerings. A prospectus supplement, which we will provide each time we offer securities, will describe the amounts, prices and detailed terms of the securities and may describe risks associated with an investment in the securities. We will also include in the prospectus supplement, where applicable, information about material United States federal income tax considerations relating to the securities. Terms used in this prospectus will have the meanings described in this prospectus unless otherwise specified. The securities of each class as described in this prospectus may also be offered and sold, from time to time, by one or more selling securityholders to be identified in the future.

We may sell the securities to or through underwriters, dealers or agents or directly to purchasers. We, as well as any agents acting on our behalf, reserve the sole right to accept or to reject in whole or in part any proposed purchase of our securities. Each prospectus supplement will set forth the names of any underwriters, dealers or agents involved in the sale of our securities described in that prospectus supplement and any applicable fee, commission or discount arrangements with them.

This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement.

Common Stock

We may sell our common stock, par value $0.01 per share. In a prospectus supplement, we will describe the aggregate number of shares offered and the offering price or prices of the shares.

Preferred Stock and Depositary Shares

We may sell shares of our preferred stock in one or more series. In a prospectus supplement, we will describe the specific designation, the aggregate number of shares offered, the dividend rate or manner of calculating the dividend rate, the dividend periods or manner of calculating the dividend periods, the ranking of the shares of the series with respect to dividends, liquidation and dissolution, the stated value of the shares of the series, the voting rights of the shares of the series, if any, whether and on what terms the shares of the series will be convertible or exchangeable, whether and on what terms we can redeem the shares of the series, whether we will offer depositary shares representing shares of the series and if so, the fraction or multiple of a share of preferred stock represented by each depositary share, whether we will list the preferred stock or depositary shares on a securities exchange and any other specific terms of the series of preferred stock.

Senior Notes and Subordinated Notes

Our notes, including senior notes and subordinated notes, may be senior or subordinated in priority of payment. We will provide a prospectus supplement that describes the ranking, whether senior or subordinated, the level of seniority or subordination (as applicable), the specific designation, the aggregate principal amount, the purchase price, the maturity, the redemption terms, the interest rate or manner of calculating the interest rate, the time of payment of interest, if any, the terms for any conversion or exchange, including the terms relating to the adjustment of any conversion or exchange mechanism, the listing, if any, on a securities exchange and any other specific terms of the notes.

Purchase Contracts

We may issue purchase contracts, including purchase contracts issued as part of a unit with one or more other securities, for the purchase or sale of our senior notes, subordinated notes, preferred stock, depositary shares or common stock.

2

Units

We may sell any combination of one or more of the other securities described in this prospectus, together as units. In a prospectus supplement, we will describe the particular combination of securities constituting any units and any other specific terms of the units.

Debt Warrants and Equity Warrants

We may sell warrants to purchase our senior notes, subordinated notes, shares of preferred stock, shares of our common stock or units. In a prospectus supplement, we will inform you of the exercise price and other specific terms of the warrants, including whether our or your obligations, if any, under any warrants may be satisfied by delivering or purchasing the underlying securities or their cash value.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by this prospectus for general corporate purposes, including working capital, capital expenditures, investments in or advances to existing or future subsidiaries, repayment of maturing obligations and refinancing of outstanding indebtedness. Pending such use, we may temporarily invest the proceeds or use them to reduce short-term indebtedness. We will not receive any proceeds from the sales of any securities by selling securityholders.

VALIDITY OF SECURITIES

Unless otherwise indicated in the applicable prospectus supplement, some legal matters will be passed upon for us by our counsel, Squire, Sanders & Dempsey (US) LLP, Cincinnati, Ohio. Any underwriters will be represented by their own legal counsel.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010, and the effectiveness of our internal control over financial reporting as of December 31, 2010, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

3

Depositary Shares

Each Representing a 1/1,000th Interest in a Share of

Series F Non-Cumulative Perpetual Preferred Stock

PROSPECTUS SUPPLEMENT

Joint Book-Runners

Morgan Stanley

Goldman, Sachs & Co.

U.S. Bancorp Investments, Inc.

, 2012